Exhibit (10)(f)(7)

AMENDMENT NO. 6
TO
ALLTEL CORPORATION
1998 MANAGEMENT DEFERRED COMPENSATION PLAN

This Amendment No. 6 to the Alltel Corporation 1998 Management Deferred Compensation Plan, effective June 23 1998 (the “Plan”) amends the provisions of the Plan as applicable to George Page (“Page”).

WHEREAS, the Board of Directors of Alltel Corporation, acting through its  Compensation Committee, which in turn is acting through Scott Ford, to whom it has delegated authority to enter into administrative amendments (collectively, the “Board”) adopted the Plan;

WHEREAS, Section 6.1 of the Plan provides that the Board may amend the Plan from time to time;

WHEREAS, Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”) imposes certain restrictions on a participant’s ability to change the time or form of payments from nonqualified deferred compensation plans with respect to amounts that are earned and vested on or after January 1, 2005 and amounts that are earned and vested prior to January 1, 2005 under a nonqualified deferred compensation plan that is materially modified, as described in Proposed Treasury Regulation section 1.409A-6(a)(4)(i);

WHEREAS, the Internal Revenue Service issued Notice 2006-79 provides transition relief to allow changes to the time and form of payments from nonqualified deferred compensation plans on or before December 31, 2006; provided the election change only applies to amounts that would not otherwise be payable in 2006 and such election does not cause an amount to be paid in 2006 that would not otherwise be payable in 2006;

WHEREAS, the Board has determined that amendments to the Plan to allow Page to change the time and form of payment of his Deferred Compensation Accounts as hereinafter set forth may be considered a material modification of the Plan as it applies to Page and his Deferred Compensation Accounts, as described in Proposed Treasury Regulation section 1.409A-6(a)(4)(i); however, pursuant to Proposed Treasury Regulation section 1.409A-1(c)(1), because the amendments to the Plan as applicable to Page do not amend the Plan as applicable to other Plan participants, the amendments hereinafter set forth are not intended to be a material modification to the Plan as it applies to any other Plan participants; and

WHEREAS, the Board has determined that it is appropriate to amend the Plan to provide transition relief in accordance with Notice 2006-79 to allow Page to change the time and form of payment of the unpaid aggregate balance of  his Deferred Compensation

Accounts under the Plan from five annual installments to a single lump sum payment payable on or about February 1, 2007.

NOW, THEREFORE, effective July 31, 2006, the Plan is hereby amended as follows:

1.	Article II DEFERRAL is amended by adding the following Section 2.3(d), (e) and (f):

 (d)  Distribution Election.  Notwithstanding anything contained herein to the contrary, and in accordance with Section 409A of the Code, and regulations and guidance issued thereunder, George Page (“Page”) may elect to receive a distribution of his Deferred Compensation Accounts for all Deferral Years in accordance with the following rules:

(i)	Page may elect that his Deferred Compensation Account shall be paid in a single lump sum on or about February 1, 2007.

(ii)
In order to be effective, such election must be filed with the Corporation, on a form provided by the Corporation, on or before December 31, 2006.  If Page fails to make an election pursuant to this Section 2.3(d), then his Deferred Compensation Account shall be distributed to Page or his Beneficiary in accordance with Article IV of the Plan. Any election completed pursuant to this Section 2.3(d) shall supersede any previously executed Deferral Election Form, and such previously executed Deferral Election Form shall have no force or effect.

(e)  Compliance with Section 409A of the Code.  It is intended that, with respect to Page, Section 2.3(d) comply with the provisions of Section 409A of the Code and any regulations and guidance issued thereunder, so as to prevent the inclusion in gross income of any amounts deferred by Page under the Plan in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to him or his Beneficiaries.  This Section 2.4(e) of the Plan applies only to Page’s Deferral Compensation Accounts and shall be so construed and administered. Any provisions of the Plan that would cause any amount deferred or payable under the Plan to be includable in the gross income of Page under Section 409A(a)(1) of the Code shall have no force and effect unless and until the Plan is amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury.

(f)  Effect on Other Participants.  Sections 2.3 (d), (e) and (f) of the Plan shall only apply to Page’s Deferred Compensation Accounts, and shall not apply to or be construed to modify the benefits and rights of any other Participant of the Plan.  Accordingly, the provisions of this Plan shall be construed and interpreted so as to avoid creating any “material modifications” (within the meaning of Section 409A of the Code) with respect to such other Participants.

ALLTEL CORPORATION

By:  /s/ Scott T. Ford
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ George Page
GEORGE PAGE